Alan T. Schiffman, CPA, PC
Financial Strategists *Business Consultants*
1166 Dimock Lane Naples, FL 34110
Telephone 239-595-0314; Fax 239-594-7984
Email: ats@naplescpa.net Website: alantschiffman.com

The consolidated balance sheets and members' equity of Legion Works, Inc. as of December 31, 2020 and 2019, and the related statements of operations, shareholders' equity and cash flows for the year ended December 31, 2020 and the period from November 20, 2019 (inception) to December 31, 2019 included in this Post Qualification Amendment, have been so included in reliance on the report of Alan T. Schiffman, CPA, PC, independent auditors, given on the authority of that firm as experts in auditing and accounting.

The financial statements of Legion Works, Inc. as of December 31, 2020 and 2019 and for the year ended December 31, 2020 and for the period from November 20, 2019 (inception) to December 31, 2019, included in this offering circular, have been audited by Alan T. Schiffman, CPA, PC, independent auditors, as stated in their report appearing herein. We agree to the inclusion in the offering circular of our report, dated April 30, 2021, on our audit of the financial statements of Legion Works, Inc.

CPA PC
July 14, 2021
Naples, Florida